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                                                                    EXHIBIT 21.1

                              List of Subsidiaries

AMERIGROUP New Jersey, Inc.
AMERIGROUP Maryland, Inc.
AMERICAID Texas, Inc.
AMERICAID Illinois, Inc.
AMERICAID Georgia, Inc.*

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* Inactive subsidiary.